Consent of Independent Registered Public Accounting Firm

U-Haul Holding Company

Reno, Nevada

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated May 25, 2022, relating to the consolidated financial statements and schedules and the effectiveness of U-Haul Holding Company’s internal control over financial reporting of U-Haul Holding Company appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2022.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Phoenix, Arizona

December 20, 2022